UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2007

Gateway, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14500 (Commission File Number)	42-1249184 (IRS Employer Identification No.)
7565 Irvine Center Drive, Irvine, CA 92618
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code: 949-471-7000
None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
     On September 28, 2007, Gateway, Inc. (“Gateway”) terminated the Credit Agreement, dated October 30, 2004 among it and certain of its subsidiaries, as borrowers (collectively, the “Borrowers”), certain other subsidiaries of Gateway, as guarantors (such subsidiaries and the Borrowers, collectively the “Credit Parties”), the other lenders signatory thereto (the “Lenders”) and General Electric Capital Corporation (GE Commercial Finance) (for itself as Lender and as Agent for the Lenders). The Credit Agreement was terminated to facilitate the previously announced sale of Gateway’s Professional Division and portions of its Consumer Direct business to MPC Corporation, as well as in light of the pending acquisition of Gateway by Acer Inc.
     Prior to its termination, the Credit Agreement provided for a revolving credit facility (including a letter of credit sub-facility) of up to an aggregate of $250 million. Borrowings under the Credit Agreement bore interest, at Gateway’s election, based on LIBOR or a base rate. Gateway, each other Borrower and each other Credit Party guaranteed the obligations of the other Borrowers under the Credit Agreement. The obligations under the Credit Agreement were secured by substantially all of the Credit Parties’ inventory and accounts receivable and certain deposit accounts into which the accounts receivable were initially deposited. The Credit Agreement contained usual and customary covenants for transactions of this type and an obligation of the Credit Parties to maintain a liquidity position of $100 million and achieve certain cash flow targets set forth in the Credit Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 4, 2007

GATEWAY, INC.
By:	/s/ John P. Goldsberry
John P. Goldsberry
Senior Vice President & Chief Financial Officer

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